Exhibit 10.26

Fourth Amendment to Transaction Documents

This Second Amendment to the Transaction (this “Amendment”) is effective as of November 2, 2022 (“Effective Date”), by and between Puritan Partners LLC, a New York limited liability company (“Puritan Partners”) and Curative Biotechnology, Inc., a Florida corporation (the “Company”), having its principal place of business at 1825 NW Corporate Blvd., Suite 110 Boca Raton, FL 33431, each a “Party” and collectively the “Parties”. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Securities Purchase Agreement, dated as of March 2, 2022, as amended, entered between the Parties (the “Securities Purchase Agreement”)

Recitals

WHEREAS, pursuant to the Transaction Documents, Puritan Partners purchased a 12.5% Original Issue Discount Senior Secured Note in the principal amount of $1,142,857.14 due March 2, 2023 (the “Note”) and was issued a common stock purchase warrant to initially purchase 22,857,143 shares of the common stock at $0.0001 exercise price (the “Warrants”);

WHEREAS, Puritan Partners and Company are parties to the Transaction Documents, which were previously amended on August 18, 2022, October 2, 2022 and October 14, 2022, and the parties now desire to further amend the respective Transaction Documents in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

(a)	Monthly Redemption Date. The definition of “Monthly Redemption Date” set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

“Monthly Redemption Date” means the second of each month commencing in November 2022; provided that the first Monthly Redemption Date shall be November 17, 2022, and terminating upon the full redemption of this Note. Provided however that upon completion of a Qualified Offering, the enter outstanding balance of the Note will be due and payable at closing of the Qualified Offering.

(b)	The interest on the Note that is due and payable on November 2, 2022, shall instead be due and payable on the earlier of (i) November 17, 2022 and (ii) the closing of the Qualified Offering.

(c)	In determining the price per share of common stock sold in the Qualified Offering for purposes of Section 3(b) of the Warrant, the warrants issued as part of the units sold in the Qualified Offering shall be valued at the Black Scholes Value thereof (as defined in Section 3 the Warrant) which the parties agree is $4.26 per warrant. Thus in determining the price per share of common stock sold in the Qualified Offering, the Black Scholes Value of the warrant sold in the Qualified Offering shall be subtracted from the price of the unit (assuming the unit consists of an equivalent number of shares and warrants).

(d)	Qualified Offering. The definition of “Qualified Offering” set forth in Section 1.1 of the Securities Purchase Agreement (and as referenced in the other Transaction Documents) is deleted in its entirety and hereby replaced with the following:

“Qualified Offering” means a debt (including convertible debt) or equity financing of either the Company or its Subsidiary’s securities resulting in aggregate gross proceeds to the Company of at least $ 7,200,000 (or such lesser amount in an equity offering by Aegis Capital or its affiliates). For purposes of clarity, to qualify as a Qualified Offering, the gross proceeds must be raised in one (1) offering (which may have one or several closings) and the proceeds of multiple offerings of securities with different terms will not be aggregated together.

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Each of the undersigned has caused this Amendment to be duly executed and delivered as of the date first written above and will become effective as of the Effective Date.

CURATIVE BIOTECHNOLOGY, INC.

By:
Name:	Richard Garr
Title:	Chief Executive Officer

Puritan Partners LLC

By:
Name:	Richard Smithline
Title:	Managing Member